PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Second Quarter 2014 Financial Results

AUSTIN, Texas – June 5, 2014 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, reported financial results for its fiscal second quarter ended April 30, 2014.

Revenue for fiscal Q2 2014 was $2.3 million, a decrease of 16 percent from $2.7 million in the same quarter a year ago. The decrease is primarily attributable to a decrease in the company’s OEM SPHiNX business as well as revenue from an intellectual property licensee. Gross profit for fiscal Q2 2014 was $1.8 million, or 80 percent of total revenue, as compared to $1.9 million or 70 percent of total revenue in the same quarter a year ago.

Operating expenses for fiscal Q2 2014 totaled $3.6 million as compared to $5.8 million in the same period a year ago, a decrease of 37 percent, primarily due to the reduction in force in October 2013.

Net loss available to common stockholders for fiscal Q2 2014 totaled $(1.8) million or $(0.14) loss per share, compared to a net loss available to common stockholders of $(4.8) million or $(0.41) loss per share in the same quarter a year ago.

At April 30, 2014, cash and cash equivalents increased $2.7 million to $10.7 million from $8.0 million in the previous quarter. The Company completed a private placement of its common stock netting $4.3 million during the quarter and paid $865,000 toward its Fortress debt.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said, “Despite the acceleration of the anticipated decline in our legacy product and recurring IP revenues, we’ve made great progress in positioning Crossroads for the future. StrongBox is poised for success in an expanding market and our future IP licensing potential presents us with exciting opportunities.”

Conference Call Information

Crossroads will hold a conference call on Thursday, June 5, 2014 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr., and CFO Jennifer Crane will host the call. A question and answer session will follow management's presentation.

Date: Thursday, June 5, 2014

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (877) 221-8809

International: (706) 679-8667

Conference ID: 35783429

To access the live or recorded webcast, visit:

https://engage.vevent.com/rt/audiostreaming~crossroadssystemsinc_060514

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. For those unable to listen to the live call, a webcast replay of the call will be available from the day after the call in the Investor Relations Events & Presentations section of the Crossroads website.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2014 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

*Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	April 30,	October 31,
ASSETS	2014	2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$10,723	$7,795
Accounts receivable, net of allowance for doubtful
accounts of $98 and $97, respectively	2,013	2,301
Inventory	305	313
Prepaid expenses and other current assets	577	694
Total current assets	13,618	11,103
Property and equipment, net	707	1,031
Other assets	147	256
Total assets	$14,472	$12,390

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$785	$1,066
Accrued expenses	931	2,095
Deferred revenue	1,040	1,090
Current portion of long term debt, net of debt discount	3,501	1,605
Total current liabilities	6,257	5,856

Long term debt, net of debt discount	4,774	6,984
Long term derivative liability	-	772
Other long term liabilities	396	299

Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
4,231,154 shares issued and outstanding, net at October 31, 2013 (transferred to
stockholders equity as of April 30, 2014)	-	6,394

Stockholders' equity (deficit):
Common stock, $0.001 par value, 75,000,000 shares authorized,
15,045,049 and 11,949,937 shares issued and outstanding, respectively	15	12
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
3,783,697 shares issued and outstanding, net as of April 30, 2014
(transferred from temporary equity)	4	-
Additional paid-in capital	225,091	208,702
Accumulated other comprehensive loss	(48)	(51)
Accumulated deficit	(222,017)	(216,578)
Total stockholders' equity (deficit)	3,045	(7,915)
Total liabilities and stockholders' equity	$14,472	$12,390

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2014	2013	2014	2013

Revenue:
Product	$1,096	$1,046	$2,326	$2,964
IP license, royalty and other	1,199	1,691	4,094	3,324
Total revenue	2,295	2,737	6,420	6,288

Cost of revenue:
Product	204	186	440	380
IP license, royalty and other	256	622	639	1,376
Total cost of revenue	460	808	1,079	1,756

Gross profit	1,835	1,929	5,341	4,532

Operating expenses:
Sales and marketing	939	1,909	1,971	3,869
Research and development	1,517	2,990	3,048	5,847
General and administrative	1,180	905	2,518	1,781

Total operating expenses	3,636	5,804	7,537	11,497

Loss from operations	(1,801)	(3,875)	(2,196)	(6,965)
Gain on settlement	-	-	1,050	-
Loss before interest and derivative expense	(1,801)	(3,875)	(1,146)	(6,965)

Other expense:
Interest expense	(557)	(80)	(1,144)	(134)
Change in value of derivative liability	635	-	(2,765)	-
Other expense	(18)	5	(18)	4

Net loss	$(1,741)	$(3,950)	$(5,073)	$(7,095)

Dividends attributable to preferred stock	$(93)	$(864)	$(248)	$(864)
Net loss available to common stockholders, basic and diluted	$(1,834)	$(4,814)	$(5,321)	$(7,959)
Net loss per share available to common stockholders,
basic and diluted	$(0.14)	$(0.41)	$(0.41)	$(0.67)

Shares used in computing net loss per share:
Available to common stockholders, basic and diluted	13,577,795	11,836,140	12,963,235	11,827,430

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended
	April 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,073)	$(7,095)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	380	409
Non cash interest paid on conversion to preferred stock	-	55
Loss on change in value of derivative liability	2,765	-
Amortization of debt discount	667	-
Gain on disposal of property and equipment	(15)	-
Stock-based compensation	1,008	557
Provision for doubtful accounts receivable	4	(5)
Changes in assets and liabilities:
Accounts receivable	284	894
Inventory	8	78
Prepaid expenses and other assets	34	(168)
Accounts payable	(277)	(313)
Accrued expenses	(1,150)	(921)
Deferred revenue	42	(108)
Net cash used in operating activities.	(1,323)	(6,617)
Cash flows from investing activities:
Purchase of property and equipment	(56)	(273)
Proceeds from sale of property and equipment	15	-
Net cash used in investing activities	(41)	(273)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	5,123	27
Proceeds from issuance of preferred stock, net of expenses	-	7,333
Proceeds from issuance of bridge loan	-	550
Repayment of debt	(833)	(1,963)
Net cash provided by financing activities	4,290	5,947
Effect of foreign exchange rate on cash and cash equivalents	2	1
Net increase (decrease) in cash and cash equivalents	2,928	(942)
Cash and cash equivalents, beginning of period	7,795	6,895
Cash and cash equivalents, end of period	$10,723	$5,953
Supplemental disclosure of cash flow information:
Cash paid for interest	$492	$74
Cash paid for income taxes	$1	$2
Supplemental disclosure of non cash financing activities:
Conversion of promissory note to preferred stock	$-	$605
Conversion of preferred stock to common stock	$674	$-
Common stock dividends issued to preferred shareholders	$366	$-
Conversion of derivative liability to equity	$850	$-